EXHIBIT 99.6

Contact:
Stephen A. Orr
Vice President, Investor Relations
415-983-8169


                HOMESTAKE ESTIMATES NONRECURRING CHARGES AGAINST
                      1998 THIRD QUARTER OPERATING RESULTS



San Francisco, CA, October 2, 1998 -- Homestake Mining Company (NYSE:HM) announced today that it plans to take several nonrecurring charges against 1998 third quarter results. Based on a review of the carrying values of certain assets in the persistent low gold price environment and the impact of specific operational issues during the third quarter, the Company estimates that it will record noncash charges totaling approximately $167 million after tax ($188 million pretax). These write-downs will have no impact on cash flow from operations.

         The most significant carrying value adjustment relates to the Homestake mine in South Dakota. This operation is continuing to implement a revised operating plan that is expected to reduce cash costs to $280 per ounce by the end of 1999. However, due to continuing low gold prices, the Company will use a gold price of $325 per ounce for determining its gold reserves at the end of 1998. On that basis, the Company does not expect to recover its remaining investment in property, plant and equipment at this mine. The total amount of the write-down will be approximately $76 million before tax, which will reduce the carrying value of the mine to zero. In addition, the Company will record a provision for estimated environmental and related reclamation costs of $35 million pretax. These adjustments will have no impact on current efforts at the Homestake mine to reduce production costs to the target level of $280 per ounce.

         As previously reported on September 15, 1998, Homestake and its joint venture partner, Normandy Mining Limited, announced a revised operating plan at their jointly owned Mt Charlotte mine in Western Australia. The mine has experienced a downturn in economic performance and an accelerated level of ground movement. The new plan provides for a restricted level of mining in low-risk areas of the mine. Homestake will record a pretax charge of $38 million for severance, unrecovered capital and other costs related to the operation. This will reduce Homestake's carrying value for the Mt Charlotte mine to zero.


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         Homestake also plans to reduce the carrying  values of its  investments in certain mining properties and marketable securities by approximately $28 million before tax, including approximately $20 million related to Homestake's 81% owned Lachlan Resources, which was acquired as part of the Plutonic Resources transaction in April 1998.

         Other miscellaneous charges and adjustments will total approximately $11 million before tax.

         In addition to the foregoing nonrecurring charges, during the third quarter Homestake will report approximately $17 million pretax in losses, primarily noncash mark-to-market adjustments, on its foreign currency protection program due to the continued decline in the values of the Australian and Canadian dollars in relation to the United States dollar.

         Jack Thompson, Chairman, President and Chief Executive Officer of Homestake said, "These are difficult times in the gold industry. The good news is that operations are experiencing excellent performance with cash costs thus far in 1998 at $205 per ounce and production ahead of last year's record level. In addition, our exploration team is finding success at a number of properties, primarily in Australia. Finally, we continue to generate good cash flow which adds to our healthy bank balance."

         Homestake Mining Company is an international gold mining company with substantial gold operations and exploration in the United States, Australia, Canada and Chile. The Company also has active gold exploration programs in Latin America and in Eastern Europe, and development and/or evaluation projects in Chile and in Bulgaria. Homestake currently produces approximately 2.5 million ounces of gold annually from 16 mines. Common shares of the Company are listed on the New York Stock Exchange, the Australian Stock Exchange and the Basel, Geneva and Zurich stock exchanges in Switzerland. Homestake has received numerous industry environmental and safety awards for its responsible environmental, health and safety stewardships.

         Certain statements contained in this press release that are not statements of historical facts are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management, as well as assumptions made by and information currently available to management. Forward looking statements include those preceded by the words "believe," "estimate," "expect," "intend," "will," and similar expressions, and include estimates of future production, costs per ounce, dates of construction completion, costs of capital projects and commencement of operations. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results. Some important factors and assumptions that could cause actual results to differ materially from expected results are discussed below. Those listed are not exclusive.


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                  Estimates of future  production for particular  properties and for the Company as a whole are derived from annual mine plans that have been developed based on mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ore (such as hardness and metallurgical characteristics), and expected rates and costs of production. Actual production may vary for a variety of reasons, such as the factors described above, ore mined varying from estimates of grade and metallurgical and other characteristics, mining dilution, actions by labor, and government imposed restrictions. Cash costs may vary due to changes from reserve and production estimates, unexpected mining conditions, and changes in estimated costs of equipment, supplies, utilities, labor costs and exchange rates. Noncash cost estimates, based on total capital costs and reserve estimates, change based on actual amount of unamortized capital and changes in reserves. Reclamation and
remediation   cost   estimates   are  based  on  existing  and  expected   legal
requirements, past experience, cost estimates by the Company and others, and expectations regarding government action and time for government agencies to act, all of which change over time and require periodic reevaluation. Tax estimates reflect expectations regarding geographic sources of income. Locations of expenditures and expected tax rates in each, and change as the mix of income, expenditures and tax rates change.





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